Exhibit 99.1

TRUEBLUE REPORTS EXECUTIVE CHANGES

TACOMA, WA-June 13, 2017-- TrueBlue, Inc. (NYSE:TBI) announced today that Sean Ebner is joining the company as President of PeopleReady, effective immediately. PeopleReady is a $1.6 billion specialized staffing brand that provides a range of staffing solutions, including on-demand general labor and skilled labor across most industries.
“Sean has a strong track record of success in staffing and workforce solutions management,” said TrueBlue COO Patrick Beharelle. “His broad experience across multiple staffing disciplines, sales leadership, business operations, and technology innovation make him an excellent addition to our executive team.”
Ebner has been serving as the President of Staff Care since March 2012. Staff Care, an AMN company, is the nation’s leading medical workforce solutions firm. Ebner was instrumental in the turnaround of AMN’s physician staffing businesses. Prior to joining Staff Care, he successfully led a division within Technisource, which is a subsidiary of Randstad, the second largest staffing company in the world.
“Throughout his career, Sean has a track record of delivering top line and bottom line growth while achieving exceptional service delivery to clients and associates,” Beharelle said. “We are pleased to have Sean leading the PeopleReady organization.”
TrueBlue also announced that Wayne Larkin is taking on a new enterprise wide role in the company.  Wayne will serve as EVP of Strategic Accounts, where he will focus on cross-selling TrueBlue’s wide array of talent solutions to many of the company’s largest clients.
“Wayne is a recognized leader in our industry and has strong, longstanding relationships with our staffing clients,” said Beharelle. “He will be introducing all our capabilities—staffing, workforce management, and recruitment process outsourcing, to our clients to make sure they have the talent they need to grow their business.”
About TrueBlue:
TrueBlue (NYSE: TBI) is a leading provider of specialized workforce solutions that help clients create growth, improve efficiency and increase reliability. TrueBlue connected over 815,000 people with work during 2016 in a wide variety of industries through its PeopleReady segment offering industrial staffing services, PeopleManagement segment offering on-site workforce management and PeopleScout segment offering recruitment process outsourcing services. Learn more at www.trueblue.com.